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Exhibit 10(ii)

          Summary of the Trust Division Bonus Plan under which one of the executive officers of the Parent Company is eligible to receive a bonus each year.
                          99
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1993 TRUST DIVISION BONUS PLAN

The following is a summary of the Trust Division Bonus Plan for 1993:

A.  The bonus plan covers the Vice President-Trust.

B. The Vice President-Trust may earn up to a maximum of 32.5% of base compensation.

C. The bonus amount is earned ratably based on a tiered achievement scale relating to net pre-tax earnings of the Trust Division.

D.  The tiered achievement scale is negotiated between the Vice
    President-Trust and the Chairman of the Board.
                          100